Rochester, New York
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated March 18, 2008 with respect to the financial statements of Gold Run Inc. as of December 31, 2007 and 2006 and for the year ended December 31, 2007, the period from inception (May 5, 2006) to December 31, 2006 and the period from inception (May 5, 2006) to December 31, 2007 in the Registration Statement on Form S-1/A (the "Registration Statement") and related Prospectus of Gold Run Inc. We further consent to the reference to our firm under the heading "Experts" in the Registration Statement.
/s/ DeJoy, Knauf & Blood, LLP
Rochester, New York
March 28, 2008.